Exhibit 99.1
Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Reports Results for Second Quarter 2016

Houston, Texas (Thursday, July 28, 2016) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2016.

Second Quarter 2016 Highlights

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
($ in millions, except per unit amounts)
Operating income	$837	$800	$1,753	$1,696
Net income (1) (2)	$570	$557	$1,240	$1,207
Fully diluted earnings per unit (1) (2)	$0.27	$0.28	$0.59	$0.60
Net cash flows provided by operating activities (3)	$946	$948	$1,845	$1,902
Total gross operating margin (4)	$1,254	$1,312	$2,579	$2,636
Adjusted EBITDA (4)	$1,315	$1,296	$2,642	$2,622
Distributable cash flow (4)	$1,040	$988	$2,093	$2,017

(1)
Net income and fully diluted earnings per unit for the second quarters of 2016 and 2015 included non-cash asset impairment and related charges of $14 million, or $0.01 per unit, and $119 million, or $0.06 per unit, which included $95 million associated with our offshore Gulf of Mexico business that was classified as held for sale at June 30, 2015 and sold in July 2015. Non-cash impairment and related charges for the six months ended June 30, 2016 and 2015 were $15 million, or $0.01 per unit, and $152 million, or $0.08 per unit, respectively.

(2)
Net income and fully diluted earnings per unit for the second quarters of 2016 and 2015 also included net losses attributable to asset sales, insurance recoveries and related property damage of $9 million, or less than $0.01 per unit, and $3 million, or less than $0.01 per unit, respectively. These net losses for the six months ended June 30, 2016 and 2015 were $14 million, or $0.01 per unit, and $2 million, or less than $0.01 per unit, respectively.

(3)
Net cash flows provided by operating activities includes the impact of the timing of cash receipts and payments related to operations. For the second quarters of 2016 and 2015, the net effect of changes in operating accounts, which are a component of net cash flows provided by operating activities, were reductions of $108 million and $112 million, respectively.

(4)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") and distributable cash flow are non-generally accepted accounting principle ("non-GAAP") financial measures that are defined and reconciled later in this press release.

•
Enterprise increased its cash distribution with respect to the second quarter of 2016 by 5.3 percent to $0.40 per unit compared to the distribution paid with respect to the second quarter of 2015. The distribution will be paid August 5, 2016 to unitholders of record as of the close of business on July 29, 2016.

•
Enterprise reported distributable cash flow of $1.0 billion for the second quarter of 2016, which provided 1.2 times coverage of the $0.40 per unit cash distribution and resulted in $200 million of retained distributable cash flow. For the first six months of 2016, distributable cash flow of $2.1 billion provided 1.3 times coverage of the aggregate $0.795 per unit cash distribution, and Enterprise retained $428 million of distributable cash flow, which is available to reinvest in growth capital projects and reduce the need to issue additional equity.

•	Second Quarter Volume Highlights
	Three months ended June 30,
	2016	2015
Onshore NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	5.2	4.9
Marine terminal volumes (million BPD)	1.4	1.3
Onshore natural gas pipeline volumes (TBtu/d)	12.1	12.5
NGL fractionation volumes (MBPD)	840	822
Fee-based natural gas processing volumes (Bcf/d)	5.0	4.9
Equity NGL production volumes (MBPD)	143	123

As used in this press release, "NGL" means natural gas liquids, "BPD" means barrels per day, "MBPD" means thousand barrels per day, "Bcf/d" means billion cubic feet per day; and "TBtu/d" means trillion British thermal units per day.

•
Capital investments were $884 million in the second quarter of 2016, and $1.9 billion for the first six months of 2016. Included in these investments were sustaining capital expenditures of $58 million in the second quarter of 2016 and $118 million in the first six months of 2016.

"Enterprise reported record onshore liquid pipeline volumes and marine terminal volumes in the second quarter of 2016, which led to a 5.3 percent increase in distributable cash flow to $1.0 billion and provided 1.2 times coverage of the distribution to partners declared for the second quarter," said Jim Teague, chief executive officer of Enterprise's general partner. "Volume growth was primarily driven by the expansion of our LPG marine terminal, the ramp up of contracted volumes on our Aegis and ATEX ethane pipelines, the acquisition of EFS Midstream, as well as higher volumes on the Mid-America, Seminole and TE Products pipeline systems.  The increase in gross operating margin from our fee-based businesses largely offset lower earnings from our commodity- sensitive businesses, the impact of lower crude oil pipeline volumes and the divestiture of our offshore Gulf of Mexico business in July 2015."

"Enterprise successfully completed construction and began commercial service for $600 million of growth capital projects in the second quarter.  These included the South Eddy natural gas processing plant in the Delaware Basin and completion of over 2.0 million barrels of additional crude oil storage capacity at our Houston terminal and Beaumont Marine West terminals.  We are on schedule to complete and begin commercial service on another $1.4 billion of growth projects during the remainder of 2016, including our ethane export facility on the Houston Ship Channel and the Waha natural gas processing plant in the Delaware Basin.  In addition, we have $5.2 billion of growth capital projects scheduled to be completed in 2017 and 2018.  These capital projects provide our investors visibility to continued growth in distributable cash flow," continued Teague.

Review of Second Quarter 2016 Results

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 11 percent to $719 million for the second quarter of 2016 from $651 million for the second quarter of 2015.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $181 million for the second quarter of 2016 compared to $220 million for the second quarter of 2015.  This decrease in gross operating margin was primarily due to lower processing margins, including the effect of hedging activities. Enterprise's natural gas processing plants reported fee-based processing volumes of 5.0 Bcf/d in the second quarter of 2016 compared to 4.9 Bcf/d for the second quarter of 2015.  Enterprise's equity NGL production increased 16 percent to 143 MBPD in the second quarter of 2016 from 123 MBPD in the second quarter of 2015, primarily due to higher ethane recoveries by the partnership's processing plants in the Rockies and South Texas.

Gross operating margin from the partnership's NGL pipelines and storage business increased $96 million, or 31 percent, to $408 million for the second quarter of 2016 from $312 million for the second quarter of 2015.  Total NGL transportation volumes were a record 3.0 million BPD for the second quarter of 2016 compared to 2.7 million BPD for the same quarter of 2015.

Enterprise's ATEX and Aegis ethane pipelines reported a $32 million increase in gross operating margin for the second quarter of 2016 compared to the second quarter of last year on a 136 MBPD increase in volume.  The third and final segment of the Aegis ethane pipeline was completed in December 2015.  Gross operating margin for the partnership's Mid-America, Seminole, South Texas, Lou-Tex and Tri-States NGL pipelines increased by a total of $29 million for the second quarter of 2016 compared to the second quarter of 2015 on an aggregate 92 MBPD increase in NGL transportation volumes.

The partnership's liquefied petroleum gas ("LPG") marine terminal on the Houston Ship Channel and related pipeline reported a 71 percent, or $33 million, increase in gross operating margin for the second quarter of 2016 compared to the second quarter of 2015, primarily due to a 162 MBPD increase in export loading volumes.  The loading capacity of the LPG export terminal increased from 9 million barrels per month in April 2015 to 16 million barrels per month in December 2015.

Recently, Enterprise had three loadings of LPG exports cancelled for July 2016 and has received notices from customers cancelling five LPG loadings for August 2016 at its Houston Ship Channel marine terminal.  In July 2016, Enterprise loaded a record nine cargoes of polymer grade propylene ("PGP") from its Houston Ship Channel facility for export to international markets.  Currently, the partnership expects to load an additional nine cargoes of PGP in August 2016.  We expect that the decrease in total gross operating margin from the cancelled LPG loadings will be more than offset by the associated cancellation fees and the additional fees earned from the PGP export activity.

Gross operating margin from the partnership's NGL fractionation business increased 9 percent to $130 million for the second quarter of 2016 from $119 million for the second quarter of 2015.  The increase was primarily due to higher fractionation volumes and fees from Enterprise's Mont Belvieu fractionators. Total fractionation volumes were 840 MBPD for the second quarter of 2016 compared to 822 MBPD for the second quarter of 2015.

Crude Oil Pipelines & Services – Gross operating margin from the partnership's Crude Oil Pipelines & Services segment was $177 million for the second quarter of 2016 compared to $236 million for the second quarter of 2015.  Total crude oil pipeline transportation volumes were 1.4 million BPD for the second quarter of 2016 compared to 1.5 million BPD for the same quarter of 2015.  Total crude oil marine terminal volumes were 514 MBPD in the second quarter of 2016 compared to 591 MBPD for the second quarter of 2015.

The EFS Midstream assets, which we acquired effective July 1, 2015, contributed $56 million of gross operating margin in the second quarter of 2016.  Enterprise completed construction and put into service 8.5 million barrels of additional storage capacity at its ECHO and Enterprise Houston terminals in Houston, and its Beaumont West Terminal since the second quarter of 2015.  These new storage tanks contributed to an $11 million increase in gross operating margin in the second quarter of 2016 compared to the second quarter of last year.

Gross operating margin from Enterprise's crude oil marketing and related activities decreased $83 million in the second quarter of 2016 compared to the second quarter of 2015, which includes $47 million of non-cash, mark-to-market losses in the second quarter of 2016 on financial instruments related to blending activities.  The remaining $36 million decrease in gross operating margin from crude oil marketing activities is primarily due to lower crude oil sales margins.

Enterprise's South Texas Crude Oil Pipeline System reported a $23 million decrease in gross operating margin for the second quarter of 2016 compared to the second quarter of 2015 due to lower volumes and fees.  Pipeline volumes on this system were 231 MBPD for the second quarter of 2016 compared to 295 MBPD for the same quarter of 2015.

Natural Gas Pipelines & Services – Enterprise's Natural Gas Pipelines & Services segment reported gross operating margin of $177 million for the second quarter of 2016 compared to $191 million for the second quarter of 2015.  Total natural gas transportation volumes were 12.1 TBtu/d for the second quarter of 2016 compared to 12.5 TBtu/d for the same quarter of last year.

The Texas Intrastate System reported gross operating margin of $83 million for the second quarter of 2016 compared to $93 million for the second quarter of 2015. Natural gas pipeline volumes for this system were 5.0 TBtu/d for the second quarters in both 2016 and 2015.

The Acadian Gas System reported a $4 million decrease in gross operating margin for the second quarter of 2016 compared to the second quarter of last year, primarily due to lower fees and volumes.  Natural gas pipeline volumes for this system were 1.9 TBtu/d this quarter compared to 2.0 TBtu/d for the same quarter of last year.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $176 million for the second quarter of 2016 compared to $181 million for the second quarter of 2015.  Total segment pipeline transportation volumes increased 12 percent to 874 MBPD for the second quarter of 2016 from 777 MBPD for the same quarter of 2015.

Enterprise's refined products pipelines and related services business reported a 68 percent increase in gross operating margin for the second quarter of 2016 to $74 million from $44 million for the second quarter of 2015.  Included in these amounts is gross operating margin from refined products marketing activities, which increased by $15 million, primarily due to higher sales margins and volumes.  Gross operating margin from the TE Products Pipeline and related terminals increased $9 million as a result of higher volumes, and refined products terminaling services at our facility in Beaumont, Texas contributed $5 million to the increase in gross operating margin, primarily due to higher demand for storage and marine vessel loading services.

The partnership's propylene business reported a 55 percent increase in gross operating margin to $53 million for the second quarter of 2016 from $34 million for the second quarter of 2015, primarily as a result of higher propylene volumes and lower maintenance expenses. Propylene fractionation volumes were 80 MBPD for this quarter compared to 68 MBPD for the second quarter of last year.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $21 million in the second quarter of 2016 versus $68 million in the second quarter of last year.  The $47 million quarter-to-quarter decrease was primarily due to lower sales margins and volumes. Total plant production volumes were 22 MBPD this quarter compared to 24 MBPD for the second quarter of last year.

Offshore Pipelines & Services – Enterprise closed on the sale of its offshore Gulf of Mexico business on July 24, 2015.  As a result, the partnership had no contribution to gross operating margin from these assets in the second quarter of 2016 compared to $44 million in the second quarter of 2015.

Capitalization

Total debt principal outstanding at June 30, 2016 was $23.0 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At June 30, 2016, Enterprise had consolidated liquidity of $4.7 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.  We used $1.0 billion of liquidity on July 11, 2016 to fund the second and final installment payment for the EFS Midstream acquisition.

Total capital spending in the second quarter of 2016 was $884 million, which includes $58 million of sustaining capital expenditures.  For the first six months of 2016, Enterprise's capital spending was $1.9 billion including $118 million of sustaining capital expenditures.  For 2016, we currently expect to invest approximately $2.8 billion for growth projects and approximately $275 million for sustaining capital expenditures.

Conference Call to Discuss Second Quarter 2016 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2016 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership's assets include approximately 49,000 miles of pipelines; 250 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
   Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$5,617.8	$7,092.5	$10,623.1	$14,565.0
Costs and expenses:
Operating costs and expenses	4,822.2	6,357.5	8,969.1	12,973.9
General and administrative costs	35.1	44.9	79.0	94.2
Total costs and expenses	4,857.3	6,402.4	9,048.1	13,068.1
Equity in income of unconsolidated affiliates	76.4	110.2	177.5	199.4
Operating income	836.9	800.3	1,752.5	1,696.3
Other income (expense):
Interest expense	(244.1)	(240.4)	(484.7)	(479.5)
Other, net	(22.9)	(11.2)	(19.3)	(10.7)
Total other expense	(267.0)	(251.6)	(504.0)	(490.2)
Income before income taxes	569.9	548.7	1,248.5	1,206.1
Benefit from (provision for) income taxes	0.1	7.9	(8.3)	1.1
Net income	570.0	556.6	1,240.2	1,207.2
Net income attributable to noncontrolling interests	(11.5)	(5.6)	(20.5)	(20.1)
Net income attributable to limited partners	$558.5	$551.0	$1,219.7	$1,187.1

Per unit data (fully diluted):
Earnings per unit	$0.27	$0.28	$0.59	$0.60
Average limited partner units outstanding (in millions)	2,093.2	2,002.1	2,066.8	1,984.5

Supplemental financial data:
Net cash flows provided by operating activities	$945.5	$947.6	$1,845.2	$1,901.6
Total debt principal outstanding at end of period	$22,999.9	$22,332.7	$22,999.9	$22,332.7

Non-GAAP distributable cash flow (1)	$1,039.7	$987.5	$2,093.3	$2,017.2
Non-GAAP Adjusted EBITDA (2)	$1,314.7	$1,296.3	$2,641.9	$2,622.3
Gross operating margin by segment:
NGL Pipelines & Services	$719.1	$650.6	$1,502.8	$1,345.8
Crude Oil Pipelines & Services	177.4	235.6	379.7	449.6
Natural Gas Pipelines & Services	177.4	191.4	355.1	395.9
Petrochemical & Refined Products Services	175.5	181.3	330.3	355.9
Offshore Pipelines & Services	--	44.3	--	90.4
Total segment gross operating margin (3)	1,249.4	1,303.2	2,567.9	2,637.6
Net adjustment for shipper make-up rights (4)	4.8	9.1	10.6	(1.5)
Non-GAAP total gross operating margin (5)	$1,254.2	$1,312.3	$2,578.5	$2,636.1

Capital spending:
Capital expenditures, net (6)	$861.8	$837.0	$1,856.8	$1,630.2
Equity consideration issued for Step 2 of Oiltanking acquisition	--	--	--	1,408.7
Investments in unconsolidated affiliates	22.0	45.8	92.4	114.1
Other investing activities	--	5.3	--	5.3
Total capital spending, cash and non-cash	$883.8	$888.1	$1,949.2	$3,158.3

(1) See Exhibit D for reconciliation to GAAP net cash flows provided by operating activities.
(2) See Exhibit E for reconciliation to GAAP net cash flows provided by operating activities.
(3) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission ("SEC").
(4) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements' evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with recently issued guidance from the SEC.
(5) See Exhibit F for reconciliation to GAAP total operating income.
(6) Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	2,992	2,679	2,973	2,553
NGL marine terminal volumes (MBPD)	450	295	453	279
NGL fractionation volumes (MBPD)	840	822	838	810
Equity NGL production (MBPD) (2)	143	123	145	129
Fee-based natural gas processing (MMcf/d) (3)	4,995	4,912	4,939	4,848
Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,358	1,469	1,376	1,427
Crude oil marine terminal volumes (MBPD)	514	591	497	617
Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	12,134	12,488	12,014	12,496
Petrochemical & Refined Products Services, net:
Propylene fractionation volumes (MBPD)	80	68	75	71
Butane isomerization volumes (MBPD)	114	98	112	80
Standalone DIB processing volumes (MBPD)	90	82	93	74
Octane additive and related plant production volumes (MBPD)	22	24	16	16
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	874	777	863	758
Refined products and petrochemicals marine terminal volumes (MBPD)	410	374	379	349
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	--	561	--	590
Crude oil transportation volumes (MBPD)	--	372	--	358
Platform natural gas processing (MMcf/d)	--	83	--	103
Platform crude oil processing (MBPD)	--	13	--	14
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,224	5,297	5,212	5,096
Natural gas transportation volumes (BBtus/d)	12,134	13,049	12,014	13,086
Equivalent transportation volumes (MBPD) (4)	8,417	8,731	8,374	8,540
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,374	1,260	1,329	1,245

(1) Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3) Volumes reported correspond to the revenue streams earned by our gas plants. "MMcf/d" means million cubic feet per day.
(4) Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2015 by quarter:
1st Quarter	$2.99	$0.19	$0.53	$0.68	$0.68	$1.10	$0.50	$0.37	$48.63	$52.83
2nd Quarter	$2.65	$0.18	$0.46	$0.59	$0.60	$1.26	$0.42	$0.29	$57.94	$62.97
3rd Quarter	$2.77	$0.19	$0.40	$0.55	$0.55	$0.98	$0.33	$0.21	$46.43	$50.17
4th Quarter	$2.27	$0.18	$0.42	$0.60	$0.61	$0.97	$0.31	$0.18	$42.18	$43.54
YTD 2015 Averages	$2.67	$0.18	$0.45	$0.61	$0.61	$1.08	$0.39	$0.26	$48.80	$52.38
2016 by quarter:
1st Quarter	$2.09	$0.16	$0.38	$0.53	$0.53	$0.76	$0.31	$0.18	$33.45	$35.11
2nd Quarter	$1.95	$0.20	$0.49	$0.62	$0.63	$0.96	$0.33	$0.19	$45.59	$47.35
YTD 2016 Averages	$2.02	$0.18	$0.44	$0.58	$0.58	$0.86	$0.32	$0.19	$39.52	$41.23

(1) Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2) NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3) Polymer-grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. ("IHS Chemical"). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.
(4) Crude oil prices are based on commercial index prices for West Texas Intermediate ("WTI") as measured on the New York Mercantile Exchange ("NYMEX") and for Louisiana Light Sweet ("LLS") as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.50 per gallon during the second quarter of 2016 versus $0.52 per gallon for the second quarter of 2015.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to limited partners (GAAP)	$558.5	$551.0	$1,219.7	$1,187.1
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	381.3	407.5	763.4	774.9
Add distributions received from unconsolidated affiliates	118.7	131.1	234.5	265.5
Subtract equity in income of unconsolidated affiliates	(76.4)	(110.2)	(177.5)	(199.4)
Subtract sustaining capital expenditures (1)	(58.4)	(60.8)	(117.7)	(111.5)
Add net losses or subtract net gains attributable to asset sales, insurance recoveries and related property damage, net	8.8	2.5	13.7	2.4
Add cash proceeds from asset sales and insurance recoveries	14.5	5.4	27.9	5.9
Add non-cash expense or subtract benefit attributable to changes in fair value of the Liquidity Option Agreement	23.3	11.5	21.1	11.5
Add deferred income tax expense (benefit)	0.2	(13.2)	4.3	(11.7)
Add non-cash asset impairment charges	13.5	79.0	15.2	112.3
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	55.7	(16.3)	88.7	(19.8)
Distributable cash flow (non-GAAP)	1,039.7	987.5	2,093.3	2,017.2
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	58.4	60.8	117.7	111.5
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(14.5)	(5.4)	(27.9)	(5.9)
Add or subtract the net effect of changes in operating accounts, as applicable	(108.2)	(111.7)	(294.6)	(250.7)
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flow provided by operating activities, as applicable	(29.9)	16.4	(43.3)	29.5
Net cash flow provided by operating activities (GAAP)	$945.5	$947.6	$1,845.2	$1,901.6

(1) Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Distributable cash flow
Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015	2016
Net income (GAAP)	$570.0	$556.6	$1,240.2	$1,207.2	$2,591.4
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(76.4)	(110.2)	(177.5)	(199.4)	(351.7)
Add distributions received from unconsolidated affiliates	118.7	131.1	234.5	265.5	431.1
Add interest expense, including related amortization	244.1	240.4	484.7	479.5	967.0
Add provision for or subtract benefit from income taxes	(0.1)	(7.9)	8.3	(1.1)	6.9
Add depreciation, amortization and accretion in costs and expenses	366.3	397.2	733.4	752.8	1,453.2
Add non-cash asset impairment charges	13.5	79.0	15.2	112.3	65.5
Add non-cash net losses or subtract net gains attributable to asset sales, insurance recoveries and related property damage	7.1	3.9	13.7	3.9	28.7
Add non-cash expense or subtract benefit attributable to changes in fair value of the Liquidity Option Agreement	23.3	11.5	21.1	11.5	35.0
Add losses or subtract gains attributable to unrealized changes in the fair market value of derivative instruments	48.2	(5.3)	68.3	(9.9)	59.8
Adjusted EBITDA (non-GAAP)	1,314.7	1,296.3	2,641.9	2,622.3	5,286.9
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(244.1)	(240.4)	(484.7)	(479.5)	(967.0)
Add benefit or subtract provision for income taxes reflected in Adjusted EBITDA	0.1	7.9	(8.3)	1.1	(6.9)
Subtract distributions received for return of capital from unconsolidated affiliates	(30.3)	--	(39.4)	--	(39.4)
Add deferred income tax expense or subtract benefit	0.2	(13.2)	4.3	(11.7)	(4.6)
Add or subtract the net effect of changes in operating accounts, as applicable	(108.2)	(111.7)	(294.6)	(250.7)	(367.2)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flow provided by operating activities	13.1	8.7	26.0	20.1	44.2
Net cash flow provided by operating activities (GAAP)	$945.5	$947.6	$1,845.2	$1,901.6	$3,946.0

Adjusted EBITDA
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Total Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Total gross operating margin (non-GAAP)	$1,254.2	$1,312.3	$2,578.5	$2,636.1
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(360.3)	(385.6)	(718.5)	(730.9)
Subtract non-cash asset impairment charges included in operating expenses not reflected in gross operating margin	(13.1)	(79.0)	(14.8)	(112.3)
Add net gains or subtract net losses attributable to asset sales, insurance recoveries and related property damage not reflected in gross operating margin	(8.8)	(2.5)	(13.7)	(2.4)
Subtract general and administrative costs not reflected in gross operating margin	(35.1)	(44.9)	(79.0)	(94.2)
Total operating income (GAAP)	$836.9	$800.3	$1,752.5	$1,696.3

Total gross operating margin
We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term "total gross operating margin" represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, insurance recoveries and related property damage and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (4) to Exhibit A of this press release.